Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion of our report dated January 13, 2020, relating to our audit of the consolidated financial statements of Financial Gravity Companies, Inc. as of and for the year ended September 30, 2019 appearing in this Annual Report on Form 10-K of Financial Gravity Companies, Inc. for the year ended September 30, 2020.

/s/ Whitley Penn LLP

Dallas, Texas

January 11, 2021